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                                                                   EXHIBIT 23.2

                       Consent of KPMG Peat Marwick LLP


The Board of Directors
PMG Holdings, Inc.

        We consent to the inclusion of our report dated April 27, 1995, with respect to the consolidated balance sheet of PMG Holdings, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended, which report appears in the Form 8-K of Clear Channel Communications, Inc. dated April 17, 1997.



                                        KPMG Peat Marwick LLP


Stamford, Connecticut
April 16, 1997